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EQUUS CONDEMNS DESPERATE ATTEMPTS BY "COMMITTEE TO ENHANCE EQUUS"/(DOUGLASS COMMITTEE) TO BLOCK CHANGE AND REGAIN CONTROL OF THE FUND

Urges Shareholders to Vote the WHITE PROXY CARD

For Change and Improved Shareholder Value

HOUSTON, TX - May 3, 2010 - Equus Total Return, Inc. (NYSE: EQS) ("Equus" or the "Fund") today condemned the "Committee to Enhance Equus"/(Douglass Committee) for releasing information about Equus that is the subject of a confidential inquiry by the SEC. On April 26, 2010, the Fund received a subpoena for information, wherein the SEC stipulated that "[t]his investigation is a non-public fact-finding inquiry" and that "the investigation does not mean that we have a negative opinion of any person, entity, or security." Accordingly, pursuant to the SEC's stipulation, the Fund could not publicly release this information, but in view of the this confidentiality breach and the misrepresentations contained in the Douglass Committtee's release of May 3, 2010, the Fund is now responding.

The Douglass Committee is running a costly proxy contest to regain control of the Fund so that Sam and Paula Douglass (who helped oversee the Fund's decline over the past two decades), in the Fund's opinion, can maintain the status quo and continue to benefit themselves personally at the expense of Equus' shareholders.

Richard Bergner, Chairman of the Fund, commented:

"In its latest press release and letter to shareholders, the Douglass Committee has made public information about Equus that should have remained confidential in an effort to boost their flagging efforts to regain control of the Fund. Despite being provided a copy of the subpoena and being informed that the SEC inquiry was non-public, the Douglass Committee has, contrary to the provisions of the subpoena, chosen to issue this information publicly in a press release. Moreover, the subject of the subpoena has been investigated by the Fund and its counsel and determined to be unfounded. This is simply another attempt by Sam Douglass and his hand-picked nominees on the Douglass Committee to regain control of the Fund."

Mr. Bergner further commented;

"The facts behind today's release by the Douglass Committee and our response are as follows:

  In late March 2010, just days after a majority of the directors of the Fund approved the nomination of a slate of directors that excluded Sam Douglass, certain individuals, whom we believe are partisans of Sam Douglass, submitted a memorandum to the Fund's external counsel, alleging a possible violation of securities laws by Versatile Systems Inc.
  The Fund and its counsel conducted an inquiry and examined each of the allegations contained in the memorandum. Both the Fund and its counsel concluded that the evidence provided by the complainants was insufficient to warrant any further action by the Fund, and communicated the results of its analysis to the existing Equus board and its employees.
  Undeterred, we believe that these persons and/or members of the Douglass Committee forwarded this memorandum to the SEC who responded with a confidential request for information in the form of a subpoena. The Fund is fully complying with this request and representatives of Versatile have informed the Fund that Versatile intends to cooperate fully with any information request from the SEC. At this point, the SEC has not contacted Versatile and has not requested any information from Versatile. We are confident that the SEC will conclude that no wrongdoing has occurred and that the inquiry is the result of an attempt by the Douglass Committee to derail change at Equus."

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund's website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information

The Fund filed a definitive proxy statement concerning the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission ("SEC") on April 12, 2010. The Fund has also filed other relevant documents with the SEC. The Fund advises stockholders to read the definitive proxy statement, as well as the the other relevant documents filed with the SEC, because they contain important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and the other documents the Fund files with the SEC at the SEC's website at www.sec.gov. They may also access a copy of the Fund's definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. by telephone toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or by email at equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants' direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.